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                                                               EXHIBIT 23(d)(iv)

                             SUB-ADVISORY AGREEMENT

                      GOLDMAN SACHS ASSET MANAGEMENT, L.P.

            THIS SUB-ADVISORY AGREEMENT (the "Agreement") is made as of the 1st day of July, 2005 among WT Mutual Fund, a Delaware business trust (the "Fund"), Rodney Square Management Corporation (the "Adviser"), a Delaware corporation, and Goldman Sachs Asset Management, L.P., a Delaware limited partnership organized under the laws of the State of Delaware (the "Sub-Adviser").

            WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and offers for public sale several series of shares of beneficial interest, a series of which is the Wilmington International Strategic Allocation Fund (the "Portfolio");

            WHEREAS, the Adviser acts as the investment adviser for the Portfolio pursuant to the terms of an Investment Advisory Agreement between the Fund and the Adviser under which the Adviser is responsible for the coordination of investment of the Portfolio's assets in portfolio securities; and

            WHEREAS, the Adviser is authorized under the Investment Advisory Agreement to delegate its investment responsibilities to one or more persons or companies;

            NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Fund, the Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT OF SUB-ADVISER. The Adviser and the Fund hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Portfolio which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the "Portfolio Account"). The Adviser may, from time to time, make additions to and withdrawals from the Portfolio Account.

      The Sub-Adviser acknowledges that the Fund may have one or more other sub-advisers and that the Adviser shall from time to time determine the portion of the Fund's assets to be managed by the Sub-Adviser. With respect to the Fund, the Sub-Adviser shall be responsible only for the Portfolio Account and the Sub-Adviser shall have no responsibility for, and shall be released from any liabilities or losses relating to, any other portion(s) or segment(s) of the Fund.

2. ACCEPTANCE OF APPOINTMENT. The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Portfolio with respect to the investments of the Portfolio Account and to implement such decisions on a timely basis in accordance with the provisions of this Agreement.

3. DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

      a. The Portfolio's Investment Advisory Agreement;

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      b. The Fund's most recent effective registration statement and financial statements as filed with the Securities and Exchange Commission;

      c. The Fund's Agreement and Declaration of Trust and By-Laws; and

      d. Any policies, procedures or instructions adopted or approved by the Fund's Board of Trustees relating to obligations and services provided by the Sub-Adviser.

4. PORTFOLIO MANAGEMENT SERVICES OF THE SUB-ADVISER. The Sub-Adviser is hereby employed and authorized to select portfolio securities for investment by the Portfolio, to purchase and to sell securities for the Portfolio Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Sections 6 and 7 hereof and Schedule A hereto (as amended from time to time). In providing portfolio management services to the Portfolio Account, the Sub-Adviser shall be subject to and shall conform to such investment restrictions as are set forth in the 1940 Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, the supervision and control of the Board of Trustees of the Fund, such specific instructions as the Board of Trustees may adopt and communicate to the Sub-Adviser, the investment objective, policies and restrictions of the Fund applicable to the Portfolio furnished pursuant to
Section 5 of this Agreement, the provisions of Schedule A and Schedule B hereto and other instructions communicated to the Sub-Adviser by the Adviser. The Sub-Adviser is not authorized by the Fund to take any action, including the purchase or sale of securities for the Portfolio Account, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Sub-Adviser shall maintain on behalf of the Fund the records listed in Schedule B hereto (as amended from time to time). At the Fund's reasonable request, the Sub-Adviser will consult with the Fund or with the Adviser with respect to any decision made by it with respect to the investments of the Portfolio Account.

5. INVESTMENT OBJECTIVE, POLICIES AND RESTRICTIONS. The Fund will provide the Sub-Adviser with the statement of investment objective, policies and restrictions applicable to the Portfolio as contained in the Portfolio's Prospectus and Statement of Additional Information, all amendments or supplements to the Prospectus and Statement of Additional Information, and any instructions adopted by the Board of Trustees supplemental thereto. The Fund agrees, on an ongoing basis, to notify the Sub-Adviser in writing of each change in the fundamental and non-fundamental investment policies of the Portfolio and will provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement. The Fund retains the right, on written notice to the Sub-Adviser or the Adviser, to modify any such objective, policies or restrictions in accordance with applicable laws, at any time.

6. TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by the custodian designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Portfolio Account, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Fund and to the administrator designated by the Fund or any other designated agent of the Fund, all investment

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orders for the Portfolio Account placed by it with brokers and dealers and, to the extent applicable, Futures Commission Merchants ("FCM") at the time and in the manner set forth in Schedule A hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Sub-Adviser to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

7. ALLOCATION OF BROKERAGE. The Sub-Adviser shall have authority and discretion to select brokers and dealers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 7(c) hereof) to execute portfolio transactions initiated by the Sub-Adviser, and for the selection of the markets on or in which the transactions will be executed, subject to the following and subject to conformance with the policies and procedures disclosed in the Fund's Prospectus and Statement of Additional Information and the policies and procedures adopted by the Fund's Board of Trustees provided that with respect to procedures governing transactions involving affiliates such as those adopted pursuant to the 1940 Act. Rule 17a-7, Rule 17e-1 and Rule 10f-3, such procedures will identify any affiliate of the Adviser and the Portfolio, other than affiliates of the Sub-Adviser. The Sub-Advisor shall not bear any responsibility and shall be released from any loss or cost which results from entering into a trade pursuant to the Portfolio's Rule 17a-7, 17e-1 or 10f-3 procedures with any affiliated entity, other than affiliates of the Sub-Advisor, not specifically identified to the Sub-Advisor by the Advisor.

      a. In executing portfolio transactions, the Sub-Adviser will give primary consideration to securing the best execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Fund, the Adviser nor the Sub-Adviser has adopted a formula for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Portfolio with certain such brokers, subject to review by the Fund's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients of the Sub-Adviser. The Sub-Adviser is also authorized to place orders with certain brokers for services deemed by the Adviser to be beneficial for the Fund; and the Sub-Adviser shall follow the directions of the Adviser or the Fund in this regard.

      b. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser,

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to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the best execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund in respect of the Portfolio and to such other clients.

      c. The Sub-Adviser may engage in agency transactions with any of its affiliated broker-dealers subject to best execution, in accordance with Section 11(a) of the Securities Exchange Act and Rule 11a2-2(T) thereunder. The Sub-Adviser further agrees that it will not execute any portfolio transactions for the Portfolio Account with any other broker or dealer which is (i) an affiliated person of the Fund, the Adviser or any other sub-adviser for any Portfolio of the Fund; (ii) a principal underwriter of the Fund's shares; or
(iii) an affiliated person of such an affiliated person or principal underwriter, unless such transactions are (x) exempt under Rules 10f-3(b) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and the Fund's Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1 or (z) executed in accordance with Rule 10f-3(c) of the 1940 and the Fund's Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3. The Adviser agrees that it will provide the Sub-Adviser with a list of such affiliated brokers and dealers.

      d. The Sub-Adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1, and 17a-10 under the 1940 Act, the Sub-Adviser (i) will not consult with any other sub-adviser of the Portfolio, which is advising the Portfolio, concerning the Sub-Adviser or its affiliated persons' transactions with the Portfolio in securities or other assets of the Portfolio, and (ii) will be limited to providing investment advice with respect to the Portfolio Account.

      e. The Adviser hereby agrees and consents that the Sub-Adviser and its affiliates are authorized to execute agency cross transactions (collectively "Cross transactions") for the Portfolio provided such transactions comply with Rule 206(3)-2 under the Investment Advisers Act of 1940 ("Advisers Act"), Rule 17e-1 under the 1940 Act and any other applicable laws or regulations. Cross transactions are transactions which may be effected by the Sub-Adviser or its affiliates acting as broker for both the Portfolio and the counterparty to the transaction. Cross transactions enable the Sub-Adviser to purchase or sell a block of securities for an account at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sell order. However, the Adviser should note that the Sub-Adviser has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross transactions and that the Sub-Adviser, or any of its affiliates, if acting as broker; may receive commissions from both parties to such transactions. The Sub-Adviser acknowledges that it is prohibited from recommending any Cross transactions to its advisory clients on both sides of the transaction and understands that its authority as the Sub-Adviser to execute Cross transactions for the Account is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from the Adviser, and that the failure to terminate such authorization will result in its continuation.

      f. In connection with any Cross transactions, the Sub-Adviser will provide the Portfolio with a confirming letter describing the details of such trades, and other reports or

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information that the Portfolio may reasonably request. The Sub-Adviser will disclose to the Portfolio the commissions received by the Sub-Adviser or its affiliates for executing the other side of the transaction.

8. PROXIES. The Sub-Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Portfolio Account may be invested from time to time consistent with the Sub-Adviser's proxy voting guidelines and procedures, as submitted to the Board of Trustees for review from time to time.

9. REPORTS TO THE SUB-ADVISER. The Fund will provide the Sub-Adviser with such periodic reports concerning the status of the Portfolio Account as the Sub-Adviser may reasonably request.

10. FEES FOR SERVICES. For the services rendered, the Sub-Adviser shall be paid an annual fee of 0.50% of the average daily net assets of the Portfolio Account. The fee shall be payable monthly as soon as practicable after the last day of each month based on the Portfolio Account's average daily net assets.

11. OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISER. The Adviser understands that the Sub-Adviser is part of a worldwide, full service investment banking, broker-dealer, asset management organization, and as such, the Sub-Adviser and its affiliates and their managing directors, directors, officers and employees have multiple advisory, transactional and financial and other interests as more fully described in the Sub-Adviser 's Form ADV, Part II. The Adviser understands that the Sub-Adviser's affiliates offer a broad range of brokerage and investment banking services, that the employees of the Sub-Adviser and its affiliates may from time to time act as directors, officers, or employees of companies whose securities are publicly traded, and that as a result, such employees may acquire information of a confidential nature. The Adviser agrees that the Sub-Adviser may, but shall not be required to, render investment advice with respect to any such company, and that the Sub-Adviser may in its discretion withhold any such knowledge or information or refuse to advise with respect to such company, whether or not the Portfolio Account shall include securities of such company, if in the Sub-Adviser's judgment the disclosure of such knowledge or information or the rendering of investment advice on the basis thereof would be unfair, inequitable, a breach of any fiduciary obligation of the Sub-Adviser to some other person, or unlawful. For the same reasons, the Sub-Adviser may, in its discretion, exclude securities and other property from the Portfolio Account, and the Sub-Adviser shall not be required to give advice on securities and other property which it or its affiliates have distributed, are distributing or propose to distribute. The Sub-Adviser and any affiliated parties may give advice and take action in the performance of their duties with respect to any of their clients which may differ from advice given, or the timing or nature of action taken, with respect to the Fund. Nothing in this Agreement shall be deemed to impose upon the Sub-Adviser or any affiliated parties any obligation to purchase or sell or to recommend for purchase or sale for the Fund any security or other property which the Sub-Adviser or any affiliated parties may purchase or sell for their own account or for the account of any other client, if in the Sub-Adviser's sole discretion, such action or such recommendation is undesirable or impractical for the Fund. Nothing in this Agreement shall limit or restrict the Sub-Adviser or any affiliated parties from trading for their own account. The Sub-Adviser or any affiliated parties or other clients may have or trade in investments which are at the same time being traded

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for the Fund. The Sub-Adviser shall have no obligation to acquire for the Fund a position which the Sub-Adviser or any affiliated parties may acquire for their own or the account of another client, so long as it continues to be the policy and practice of the Sub-Adviser not to favor or disfavor any client or class of clients in the allocation of investment opportunities.

12. CERTIFICATE OF AUTHORITY. The Fund, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Fund, the Portfolio Account, the Adviser and/or the Sub-Adviser.

13. LIMITATION OF LIABILITY. The Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Fund or the Adviser, provided, however, that such acts or omissions shall not have resulted from the Sub-Adviser's willful misfeasance, bad faith, gross negligence or a reckless disregard of duty. Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act.

14. CONFIDENTIALITY. Subject to the duty of the Sub-Adviser, the Adviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Portfolio Account and the actions of the Sub-Adviser, the Adviser and the Fund in respect thereof.

15. ASSIGNMENT. This Agreement shall terminate automatically in the event of its assignment. The Sub-Adviser shall notify the Fund and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable the Fund and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

16. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE FUND. The Fund represents, warrants and agrees that:

      a. The Sub-Adviser has been duly appointed by the Board of Trustees of the Fund to provide investment services to the Portfolio Account as contemplated hereby.

      b. The Fund will deliver to the Sub-Adviser a true and complete copy of its then current Prospectus and Statement of Additional Information as effective from time to time and such other documents or instruments governing the investment of the Portfolio Account and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

      c. The Fund is currently in compliance and shall continue to comply with the material requirements imposed upon the Fund by applicable law and regulations.

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17. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ADVISER. The Adviser
represents, warrants and agrees that:

      a. The Adviser has been duly authorized by the Board of Trustees of the Fund to delegate to the Sub-Adviser the provision of investment services to the Portfolio Account as contemplated hereby.

      b. The Adviser is currently in compliance and shall continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

      c. The Adviser is registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect.

      d. The Fund and the Advisor acknowledge and agree that the Sub-Advisor shall have no supervisory responsibilities with respect to any anti-money laundering program or efforts on behalf of the Fund or the Portfolio.

      e. The Adviser has the authority to enter into and perform the services contemplated by this Agreement and will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

      f. The Adviser represents and warrants that the Fund is duly registered as an open-end investment company under the 1940 Act and shall promptly notify the Sub-Adviser if the Fund is no longer so registered or covered by an applicable exemption from registration.

18. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SUB-ADVISER. The Sub-Adviser represents, warrants and agrees that:

      a. The Sub-Adviser is registered as an "investment adviser" under the Advisers Act and has the authority to enter into and perform the services contemplated by this Agreement.

            The Sub-Adviser is currently in compliance and shall continue to comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

      b. The Sub-Adviser will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the 1940 Act, the records identified in Schedule B. The Sub-Adviser agrees that such records (unless otherwise indicated on Schedule B) are the property of the Fund, and will be surrendered to the Fund promptly upon request. The Sub-Adviser agrees to keep confidential all records of the Fund and information relating to the Fund, unless the release of such records or information is otherwise consented to in writing by the Fund or the Adviser. The Fund and the Adviser agree that such consent shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

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      c. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Portfolio Account as the Adviser or the Fund may from time to time require to ensure compliance with the 1940 Act, the Internal Revenue Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions.

      d. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and has provided the Fund with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect or upon the written request of the Adviser, the president or a vice president or general partner of the Sub-Adviser shall certify to the Fund that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Fund, the Sub-Adviser shall permit the Fund, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1).

      e. The Sub-Adviser will, promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV that materially impacts the Sub-Adviser's policies, procedures or personnel related to its duties hereunder, furnish a copy of such amendment to the Fund and the Adviser.

      f. The Sub-Adviser will promptly notify the Fund and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio.

19. USE OF GOLDMAN SACHS NAME. It is understood that the name "Goldman, Sachs & Co." or "Goldman Sachs" or any derivative thereof, any trade name, trademark, trade device, service mark, symbol or logo associated with those names are the valuable property of the Sub-Adviser and that the Adviser has the right to use such names (or derivative or logo), in offering materials or promotional or sales-related materials of the Portfolio, only with the prior written approval of the Sub-Adviser and for so long as the Sub-Adviser is Sub-Adviser of the Portfolio. Notwithstanding the foregoing, the Sub-Adviser's approval is not required when (i) previously approved materials are re-issued with minor modifications, or (ii) the Adviser and Sub-Adviser identify materials which they jointly determine do not require the Sub-Adviser's approval. Upon termination of this Agreement, the Portfolio and the Adviser shall forthwith cease to use such name (or derivative or logo).

20. TAX COMPLIANCE TESTS. The Adviser shall be responsible for performing tax compliance testing to monitor that the Portfolio is in compliance with subchapter M of the Internal Revenue Code.

21. INDEMNIFICATION. The Adviser agrees to indemnify and hold harmless the Sub-Adviser and its officers, directors, agents and employees from any losses, claims, damages, liabilities or

                                      -8-
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litigation (including reasonable legal and other related expenses) incurred by the Sub-Adviser that (i) are based upon any willful misfeasance, bad faith or gross negligence by the Adviser (other than Sub-Adviser or its employees); or
(ii) are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus covering shares of the Portfolio, Fund marketing materials and advertising, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, unless such statement or omission was made in reliance upon written information furnished to the Portfolio or the Adviser or any affiliated person of the Adviser by the Sub-Adviser or any affiliated person of the Sub-Adviser which itself is materially misleading; and further provided, however, that the Adviser's obligation under this Paragraph 21 shall be reduced to the extent that the claim against, or the loss, liability, damage or litigation experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser's own willful misfeasance, bad faith or gross negligence.

The Sub-Adviser shall indemnify and hold harmless the Adviser and its officers, directors, agents and employees from and against any and all claims, losses, liabilities, damages or litigation (including reasonable attorney's fees and other related expenses) incurred by the Adviser that are based upon the willful misfeasance, bad faith, gross negligence or material breach of this Agreement by the Sub-Adviser, provided, however, that the Sub-Adviser's obligation under this Paragraph 21 shall be reduced to the extent that the claim against, or the loss, liability, damage or litigation experienced by the Adviser, is caused by or is otherwise directly related to the Adviser's own willful misfeasance, bad faith or gross negligence.

Without limitation, the Sub-Adviser shall not have breached any obligation to the Adviser and shall incur no liability for losses resulting from (i) the actions of either the Advisor or the Fund's previous sub-advisor or from following, in accordance with the standards set forth in this Agreement, the directions of the Adviser, or the Sub-Advisers' failure to follow unlawful directions of the Adviser; (ii) any act or omission of any other sub-advisers to the Fund; or (iii) a force majeure or other events beyond the control of the Sub-Adviser, including without limitation any failure, default or delay in performance resulting from computer failure or a breakdown in communications not reasonably within the control of the Sub-Adviser. No warranty is given by the Sub-Adviser as to the performance or profitability of the Fund or any part thereof or that the investment objectives of the Fund, including without limitation its risk control or return objectives, will be successfully accomplished and the Sub-Adviser shall have no liability in respect of any losses arising as a result of any failure to achieve such objectives absent willful misfeasance, bad faith or gross negligence.

The provisions of this Paragraph 21 shall survive termination of this Agreement.

22. AMENDMENT. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and the Fund, which amendment, other than amendments to Schedule A and Schedule B, is subject to the approval of the Board of Trustees and, to the extent required by the 1940 Act, the shareholders of the Portfolio in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

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23. EFFECTIVE DATE; TERM. This Agreement shall become effective on the date first written above and shall remain in force for a period of time of two years from such date, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Fund, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Portfolio. The aforesaid requirement that this Agreement may be continued "annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

24. TERMINATION.

      a. This Agreement may be terminated at any time by the Fund (by a vote of the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Portfolio), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Fund, upon sixty (60) days' written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

      b. This Agreement may also be terminated by the Adviser or the Sub-Adviser, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by the Adviser or the Sub-Adviser upon sixty (60) days' written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

25. DEFINITIONS. As used in this Agreement, the terms "affiliated person," "assignment," "control," "interested person," "principal underwriter" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

26. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business.

27. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

28. GOVERNING LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

29. ENTIRE AGREEMENT. This Agreement and the Schedules attached hereto embodies the entire agreement and understanding between the parties.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

                             WT Mutual Fund
                             on behalf of the Wilmington International Strategic Allocation Fund

                             By: _______________________________________________
                             Name:
                             Title:

                             Goldman Sachs Asset Management, L.P.

                             By: _______________________________________________
                             Name:
                             Title:

                             Rodney Square Management Corporation

                             By:  ______________________________________________
                             Name:
                             Title:

                                   SCHEDULE A

                              OPERATING PROCEDURES

From time to time the Adviser shall issue written Operating Procedures which shall govern reporting of transactions and other matters so as to facilitate (i) the monitoring of the Fund's compliance with the restrictions and limitations applicable to the operations of a registered investment company and (ii) the preparation of reports to the Board of Trustees, regulatory authorities and shareholders.

                             SUBSTANTIVE LIMITATIONS

1. The Sub-Adviser will manage the Portfolio Account as if the Portfolio Account were a registered investment company subject to the investment objective, policies and limitations applicable to the Portfolio stated in the Fund's Prospectus and Statement of Additional Information, as from time to time in effect, included in the Fund's registration statement or a supplement thereto under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act"), as each may be amended from time to time; provided, however, that if a more stringent restriction or limitation than any of the foregoing is stated in Section 2 of this Schedule, the more stringent restriction or limitation shall apply to the Portfolio Account.

2. The Sub-Adviser shall not, without the written approval of the Adviser, on behalf of the Portfolio Account:

      a. purchase securities of any issuer if such purchase would cause more than 10% of the voting securities of such issuer to be held in the Portfolio Account (1940 Act Section 5(b)(1); IRC* Section 851(b)(4)(a)(ii));

      b. purchase securities if such purchase would cause:

            i. more than 3% of the outstanding voting stock of any other investment company to be held in the Portfolio Account (1940 Act
Section 12(d)(1)(A)(i)),

            ii. securities issued by any other investment company having an aggregate value in excess of 5 % of the value of the total assets in the Portfolio Account to be held in the Portfolio Account (1940 Act
Section 12(d)(1)(A)(ii)),

            iii. securities issued by all other investment companies (other than Treasury Stock) having an aggregate value in excess of 10% of the value of the total assets of the Portfolio Account to be held in the Portfolio Account (1940 Act Section 12(d)(1)(A)(iii)),

            iv. more than 10% of the outstanding voting stock of any registered closed-end investment company to be held in the Portfolio Account, and by any other investment

------------
* Internal Revenue Code
company having as its investment adviser any of the Sub-Advisers, the Adviser, or any other investment adviser to the Fund (1940 Act Section 12(d)(1)(C));

      c. purchase securities of any insurance company if such purchase would cause more than 10% of the outstanding voting securities of any insurance company to be held in the Portfolio Account (1940 Act Section 12(d)(2)); or

      d. purchase securities of or any interest in any person who is a broker, a dealer, is engaged in the business of underwriting, is an investment adviser to an investment company or is a registered investment adviser under the Investment Advisers Act of 1940 unless

            i. such purchase is of a security of any issuer that, in its most recent fiscal year, derived 15% or less of its gross revenues from securities-related activities (1940 Act Rule 12d3-l(a)), or

            ii. despite the fact that such purchase is of any security of any issuer that derived more than 15% of its gross revenues from securities-related activities:

                  (1) immediately after the purchase of any equity security, the Portfolio Account would not own more than 5% of outstanding securities of that class of the issuer's equity securities (1940 Act Rule 12d3-1(b)(1));

                  (2) immediately after the purchase of any debt security, the Portfolio Account would not own more than 10% of the outstanding principal amount of the issuer's debt securities (1940 Act Rule 12d3-1(b)(2)); and

                  (3) immediately after the purchase, not more than 5% of the value of the Portfolio Account's total assets would be invested in the issuer's securities (1940 Act Rule 12d3-1(b)(3)).

3. The Sub-Adviser will manage the Portfolio Account so that no more than 10% of the gross income of the Portfolio Account is derived from any source other than dividends, interest, payments with respect to securities loans (as defined in IRC Section 512(a)(5)), and gains from the sale or other disposition of stock or securities (as defined in the 1940 Act Section 2(a)(36)) or foreign currencies, or other income (including, but not limited to, gains from options, futures, or forward contracts) derived with respect to the Portfolio's business of investing in such stock, securities, or currencies (IRC Section 851(b)(2)).

                                   SCHEDULE B

                           RECORD KEEPING REQUIREMENTS

Records To Be Maintained by the Sub-Adviser:

1. (Rule 31a-l(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Adviser on behalf of the Portfolio Account for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

      a. the name of the broker;

      b. the terms and conditions of the order and of any modification or cancellation thereof;

      c. the time of entry or cancellation;

      d. the price at which executed;

      e. the time of receipt of a report of execution; and

      f. the name of the person who placed the order on behalf of the Portfolio Account.

2. (Rule 31a-l(b)(9)). A record for each fiscal quarter, completed within ten
(10) days after the end of the quarter, showing specifically the basis or bases (e.g. execution ability, execution and research) upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

      a. shall include the consideration given to:

            i. the sale of shares of the Fund by brokers or dealers;

            ii. the supplying of services or benefits by brokers or dealers to:

                  (1) the Fund,

                  (2) the Adviser,

                  (3) the Sub-Adviser, and

                  (4) any person other than the foregoing; and

            iii. any other consideration other than the technical qualifications of the brokers and dealers as such;

      b. shall show the nature of the services or benefits made available;

      c. shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation; and

      d. shall show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3. (Rule 31a-l(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization.*

4. (Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Adviser's transactions with respect to the Portfolio Account.

-------------

* Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell and hold) or any internal reports or portfolio adviser reviews.

                                      B-2